Exhibit 10


                              EMPLOYMENT AGREEMENT


Agreement made as of July 1, 1997, by and between AIR EXPRESS INTERNATIONAL CORPORATION, a Delaware corporation with its offices at 120 Tokeneke Road, Darien, Connecticut 06820 ("AEI") and HENDRIK J. HARTONG, JR. of Two Soundview Drive, Greenwich, Connecticut 06830 ("HJH").

The parties agree as follows:

1. That HJH is hereby employed by AEI as the Chairman of the Board of Directors of AEI to:
           * Serve as Chairman of the Meetings of the Board of Directors of AEI.
           * Serve as Chairman of the Meetings of the Shareholders of AEI.
           * Serve as Chairman of the Executive Committee of the Board of Directors of AEI.
          In addition, HJH shall provide such evaluation and due diligence of acquisition candidates and investor relations services as shall be requested by the Chief Executive Officer of AEI.

2. This Agreement shall commence on July 1, 1997 and end on June 30, 2002. The Agreement may be terminated at any time by the Board of Directors of AEI or by mutual agreement of HJH and the Board of Directors of AEI. In either event, on termination of this Agreement, HJH will be paid a sum equal to the annual salary payable by AEI to HJH hereunder for the remaining term of this Agreement.

3. If there is a "change in control" of AEI, as is defined in this Agreement, either party will have the right to terminate this Agreement at any time after the change in control, and in the event of such termination, HJH will be paid a sum equal to the annual salary payable by AEI to HJH hereunder for the remaining term of this Agreement. "Change in control" is defined to have occurred when: a) more than 40 percent of AEI's outstanding common stock (or the equivalent in voting power of any class or classes of outstanding securities of AEI ordinarily entitled to vote in the election of directors) shall be beneficially held or acquired by any corporation or person or group; or (b) there is a sale or other disposition of all or substantially all of the assets or business of AEI.

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4.        HJH will receive an annual salary of $150,000.00 and shall be eligible to participate in the AEI medical/dental/life insurance and 401(k) benefit plans.

5. AEI will continue to provide life insurance coverage to HJH under General American Life Insurance Policy Number 6127139 during the term of this Agreement.

6. This Agreement shall be governed by the laws of the State of Connecticut and constitutes the only agreement between the parties relating to the employment of HJH by AEI, and supersedes and terminates all previous consulting, employment and severance agreements between HJH and AEI.


                     AIR EXPRESS INTERNATIONAL CORPORATION


Attest:                             By: ________________________________________
                                           Guenter Rohrmann, President
______________________________             and Chief Executive Officer
Daniel J. McCauley, Secretary






                                        ________________________________________
                                            HENDRIK J. HARTONG, JR.


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